EXHIBIT 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
Lodging Fund REIT III OP, LP	Delaware
Lodging Fund REIT III TRS, Inc.	Delaware
LF3 Cedar Rapids, LLC	Delaware
LF3 Cedar Rapids TRS, LLC	Delaware
LF3 Pineville, LLC	Delaware
LF3 Pineville TRS, LLC	Delaware
LF3 Eagan, LLC	Delaware
LF3 Eagan TRS, LLC	Delaware
LF3 Prattville, LLC	Delaware
LF3 Prattville TRS, LLC	Delaware
LF3 Lubbock Casa, LLC	Delaware
LF3 Lubbock Casa TRS, LLC	Delaware
LF3 Lubbock Expo, LLC	Delaware
LF3 Lubbock Expo TRS, LLC	Delaware
LF3 Southaven, LLC	Delaware
LF3 Southaven TRS, LLC	Delaware
LF3 Aurora, LLC	Delaware
LF3 Aurora TRS, LLC	Delaware